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Exhibit 12

November 4, 2011

Board of Trustees

Nakoma Mutual Funds

8040 Excelsior Drive, Suite 401

Madison, Wisconsin  53717

Board of Trustees

Trust for Professional Managers

615 East Michigan Street, 2nd Floor

Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the acquisition of all of the assets of the Nakoma Absolute Return Fund (the “Acquired Fund”), a series of Nakoma Mutual Funds, a Delaware statutory trust (the “Nakoma Trust”), by the Schooner Global Absolute Return Fund (the “Acquiring Fund”), a series of Trust for Professional Managers, a Delaware statutory trust (the “TPM Trust”), in exchange for the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and the delivery by the Acquiring Fund to the Acquired Fund of that number of full and fractional shares of the Acquiring Fund (the “Acquiring Fund Shares”) equal in value to the assets of the Acquired Fund less the value of the liabilities of the Acquired Fund, with the Acquiring Fund Shares to be distributed to the Acquired Fund shareholders in redemption of their shares of the Acquired Fund and in complete liquidation of the Acquired Fund (collectively, the transfer of the Acquired Fund’s assets in exchange for the assumption of the liabilities of the Acquired Fund by the Acquiring Fund and the delivery of the Acquiring Fund Shares to the Acquired Fund by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation thereof, shall be referred to as the “Asset Acquisition”).  The Asset Acquisition is proposed to be consummated pursuant to the applicable corporate laws of the State of Delaware and in accordance with that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of September 29, 2011, by and between the Nakoma Trust, on behalf of the Acquired Fund, and the TPM Trust, on behalf of the Acquiring Fund, and with respect to Section 12.1 of the Agreement only, Nakoma Capital Management, LLC, a Delaware limited liability company (“NCM”), and Schooner Investment Group, LLC, a Pennsylvania limited liability company (“Schooner”).

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

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Board of Trustees – Nakoma Mutual Funds

Board of Trustees – Trust for Professional Managers

November 4, 2011

We have acted as counsel to the Acquiring Fund and the TPM Trust in connection with the Asset Acquisition.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated closing date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

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The Agreement;

•

The Registration Statement of the TPM Trust on Form N-14 as declared effective by the Securities and Exchange Commission on October 2, 2011 (the “Registration Statement”), and the Combined Information Statement/Prospectus included therein;

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Certificates of certain officers of the Nakoma Trust and the TPM Trust as to the satisfaction of various conditions for the Asset Acquisition under the Agreement; and

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Such other instruments and documents related to the formation, organization and operation of the Acquiring Fund and the Acquired Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

•

Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

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The Asset Acquisition will be consummated pursuant to the Agreement and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes with respect to the Asset Acquisition between the Acquired Fund and the Acquiring Fund:

(a)

The transfer to the Acquiring Fund of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund, should constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and the Acquired Fund should each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)

In accordance with Section 361(a) of the Code, no gain or loss should be recognized by the Acquired Fund upon the transfer of its assets and liabilities to the Acquiring Fund in exchange for Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund

Board of Trustees – Nakoma Mutual Funds

Board of Trustees – Trust for Professional Managers

November 4, 2011

Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund under Section 361(c) of the Code.

(c)

In accordance with Section 362(b) of the Code, the basis of the assets of the Acquired Fund in the hands of the Acquiring Fund should be the same as the basis of such assets immediately prior to the transfer.

(d)

In accordance with Section 1223 of the Code, the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund should include the period during which such assets were held by the Acquired Fund.

(e)

In accordance with Section 1032 of the Code, no gain or loss should be recognized by the Acquiring Fund upon the receipt of the assets and liabilities of the Acquired Fund in exchange for Acquiring Fund Shares.

(f)

In accordance with Section 354(a)(1) of the Code, no gain or loss should be recognized by the Acquired Fund shareholders upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund as part of the Asset Acquisition.

(g)

In accordance with Section 358 of the Code, the basis of the Acquiring Fund Shares received by the Acquired Fund shareholders should be the same as the basis of the shares of the Acquired Fund exchanged therefor.

(h)

In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by the Acquired Fund shareholders should include the holding period during which the shares of the Acquired Fund exchanged therefor were held, provided that at the time of the exchange, the shares of the Acquired Fund were held as capital assets in the hands of the Acquired Fund shareholders.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

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Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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Our opinion concerning certain of the federal income tax consequences of the Asset Acquisition are limited to the specific federal income tax consequences presented above.  No opinion is expressed as to any transactions other than the Asset Acquisition, including any transactions undertaken in connection with the Asset Acquisition.  In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

Board of Trustees – Nakoma Mutual Funds

Board of Trustees – Trust for Professional Managers

November 4, 2011

•

Our opinion is void and may not be relied upon if (a) all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

•

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 9.5 of the Agreement.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.